 Exhibit 99.1

Report of Independent Auditor

To Board of Directors of TxCell S.A.,

We have audited the accompanying financial statements of TxCell S.A., which comprise the statement of financial position as of December 31, 2017, and the related statements of operations and comprehensive loss, changes in equity and cash flows for the year then ended, and the related notes to the financial statements.

Management’s Responsibility for the Financial Statements

Management is responsible for the preparation and fair presentation of these financial statements in conformity with International Financial Reporting Standards (IFRS) as issued by the International Accounting Standards Board (IASB); this includes the design, implementation and maintenance of internal control relevant to the preparation and fair presentation of financial statements that are free of material misstatement, whether due to fraud or error.

Auditor’s Responsibility

Our responsibility is to express an opinion on these financial statements based on our audit. We conducted our audit in accordance with auditing standards generally accepted in the United States. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement.

An audit involves performing procedures to obtain audit evidence about the amounts and disclosures in the financial statements. The procedures selected depend on the auditor’s judgment, including the assessment of the risks of material misstatement of the financial statements, whether due to fraud or error. In making those risk assessments, the auditor considers internal control relevant to the entity’s preparation and fair presentation of the financial statements in order to design audit procedures that are appropriate in the circumstances, but not for the purpose of expressing an opinion on the effectiveness of the entity’s internal control. Accordingly, we express no such opinion.

An audit also includes evaluating the appropriateness of accounting policies used and the reasonableness of significant accounting estimates made by management, as well as evaluating the overall presentation of the financial statements.

We believe that the audit evidence we have obtained is sufficient and appropriate to provide a basis for our audit opinion.

Basis for qualified opinion

As discussed in Note 2, the financial statements of TxCell S.A. do not include the full comparative financial information as of and for the year ended December 31, 2016 required under IFRS (IAS 1.38).

Opinion

In our opinion, except for the effects of the matter described above, the financial statements referred to above present fairly, in all material respects, the financial position of TxCell S.A. as at December 31, 2017, and the results of its operations and its cash flows for the year then ended in conformity with IFRS as issued by the International Accounting Standards Board.

ERNST & YOUNG Audit

Paris-La Défense

December 7, 2018

 Exhibit 99.1

TXCELL S.A.

A French limited liability company (société anonyme) with a share capital of €5,100,180.60

Registered office: Les Cardoulines, Allée de la Nertière,

06560 Valbonne –Sophia Antipolis

Grasse Trade and Companies Register n° 435 361 209

__________________________________________________________________________________

TXCELL S.A.

FINANCIAL STATEMENTS

DECEMBER 31, 2017

1.	TXCELL S.A. STATEMENT OF FINANCIAL POSITION
1.1	Assets

 Exhibit 99.1

1.2	Liabilities

 Exhibit 99.1

2.	TXCELL S.A. STATEMENT OF OPERATIONS AND COMPREHENSIVE LOSS

Items of other comprehensive income / (loss):

 Exhibit 99.1

3.	TXCELL S.A. STATEMENT OF CHANGES IN EQUITY

 Exhibit 99.1

4.	TXCELL S.A. STATEMENT OF CASH FLOWS

 Exhibit 99.1

5.	TXCELL S.A. NOTES TO THE FINANCIAL STATEMENTS
Note 1 :	The Company

TxCell S.A. (the "Company") is a biotechnology company, listed on Euronext Paris, which develops innovative personalized cellular immunotherapies for the treatment of severe inflammatory and autoimmune diseases with high unmet medical need. TxCell S.A. targets graft rejections, as well as various autoimmune diseases (T-cell or B-cell), including multiple sclerosis, renal lupus and bullous pemphigoid.

Significant events during the period

On February 22, 2017, the Company announced the completion of its capital increase through the issue of 5,549,300 new shares with warrants attached (ABSA), for a gross amount of €11.1 million, which may be supplemented by a gross amount of €10.8 million if all of the warrants issued are exercised by February 26, 2018 (Events subsequent to the reporting period are presented in Note 23).

On October 25, 2017, the Company announced the signature of an amendment with Yorkville Advisors Global LP modifying the financing agreement through the issuance of convertible notes ("OCA") with share subscription warrants (“BSA”) (together, "OCABSA"), which was entered into on June 17, 2016, to reduce its cost and dilutive impact for shareholders and meet the Company's future cash needs, even if the listed share warrants (BSA) issued in February 2017 had not been fully exercised before February 26, 2018 (Events subsequent to the reporting period are presented in Note 23).

Note 2 :	Accounting principles and methods

The financial statements are presented in thousands of euros, except share and per share amounts.

Figures have been rounded up or down when calculating certain financial items and other information contained in the financial statements. Consequently, the totals given in certain tables may not be the exact sum of the figures that precede them.

Note 2.1 :Basis of preparation of the financial statements

These financial statements were approved on November 16, 2018 by the board of directors.

The accounting principles used to prepare the 2017 annual financial statements comply with the International Financial Reporting Standards (IFRS) and interpretations as issued by the International Accounting Standards Board (IASB). As they were prepared for the purpose of allowing Sangamo Therapeutics, Inc. (Sangamo) (see Note 23) to comply with its Securities and Exchange Commission (SEC) filing requirements under SEC Regulation S-X Rule 3.05 (SEC Rule 3.05) and Sangamo determined that only the 2017 (i.e., one year of) audited financial statements of TxCell are required under SEC Rule 3.05’s significance test, these financial statements do not include the 2016 comparatives that are required under IAS 1.

The Company applied the following new standards and amendments to rules and interpretations which are mandatory as of January 1, 2017:

•	the amendment to IAS 7 “Disclosure Initiative”;
•	the amendment to IAS 12 “Recognition of Deferred Tax Assets for Unrealized Losses”;
•	the annual improvements of the IFRS: 2014-2016 cycle.

The application of these amendments and standards had no significant impact on the financial statements.

Furthermore, the Company decided not to proceed with the early application of new standards, amendments, revisions and interpretations if their application was compulsory after December 31, 2017. Management is currently assessing the impacts of the first application of these new standards but currently does not expect that they will have a significant impact on the Company’s financial statements.

 Exhibit 99.1

Principle of preparation of the financial statements

The financial statements have been prepared on a historical-cost basis, with the exception of financial assets and liabilities, which are measured at fair value, in accordance with the IFRS provisions. The categories concerned are mentioned in the following notes.

Use of judgments and estimates

Preparing the financial statements in accordance with IFRS requires the formulation of estimates and assumptions that affect the amounts and disclosures contained therein. Actual results may differ significantly from these estimates, depending on the different conditions and assumptions used, and where such differences are material, sensitivity analysis may be carried out as applicable. The main judgments and estimates are described below:

•	valuation of stock option subscription plans, warrants, free shares and notes convertible into shares (see Notes 2.9 and 9.3);
•	recognition of deferred taxes on loss carryforwards (see Notes 2.15 and 18);
•	valuation of provisions for risks and charges (see Notes 2.11.1 and 11);
•	valuation of rights capitalized under the license acquired (see Note 3).

Note 2.2 :Going-concern principle

The going-concern principle was adopted in light of the following factors:

•	the Company's historical loss-making position is the result of the innovative nature of its products, which require several years of research and development;
•

at December 31, 2017, the Company had €4.9 million in cash, after partial pre-financing of the 2017 Research Tax Credit (RTC) in the amount of €1.4 million. It also secured a zero-interest innovation loan of €1.2 million, which was received in February 2018;

•

the Company has a OCABSA financing program in place with Yorkville, which was entered into in June 2016 and amended in October 2017 giving it, provided that certain contractual conditions[1] are met on the date the financial statements are approved, access to monthly drawdowns to cover its projected monthly cash requirements. These drawdowns may be for a nominal amount of up to €1.8 million for the first tranche, then up to €1.2 million for subsequent tranches, up to a maximum total of €15 million.

The Company estimates, based on its growth plan and the additional funding described above, that it is not exposed to any short-term liquidity risk for the next 12 months following the reporting date (refer to Events subsequent to the reporting period presented in Note 23).

Note 2.3 :Intangible assets

In accordance with International Accounting Standard (IAS) 38 “Intangible Assets”, acquired intangible assets are recognized at acquisition cost on the statement of financial position. Annual impairment tests

[1]	The main contractual conditions are as follows:
•	no material adverse changes occurred;
•

the closing price of TxCell S.A. shares on the day before the Request is equal to or greater than 120% of the TxCell S.A. shares' par value, i.e. €0.24 (compared with €2.80 in the initial version of the contract);

•

no cases of default or events which would be considered defaults if not remedied existed on the day of the Request; default means delisting TxCell S.A. shares and certain cases of change in Company control;

•

the Company has a number of shares authorized and available equal to at least (i) twice the number of shares to be issued in the event of conversion of the convertible notes to be issued and in circulation (based on the conversion price applicable on the day of the Request) plus (ii) 1 time the number of shares to be issued upon exercise of the BSA warrants to be issued and in circulation.

 Exhibit 99.1

are performed on intangible, non-amortizable assets and intangible assets in progress. The method currently used for this valuation is the discounted cash flow (DCF) method.

Note 2.3.1 : Research and development expenses

Research costs are recognized as an expense when incurred.

In accordance with IAS 38, development costs are recognized in intangible assets only if the Company can demonstrate all of the following:

•	the technical feasibility of completing the intangible asset so that it will be available for use or sale;
•	its intention to complete the intangible asset and use or sell it;
•	its ability to use or sell the intangible asset;
•	how the intangible asset will generate probable future economic benefits;
•	the availability of adequate technical, financial and other resources to complete the development and to use or sell the intangible asset; and
•	its ability to measure reliably the expenditures during its development.

Pursuant to this standard, the Company recognizes all its research and development costs as expenses. The Company considers that the technical feasibility of its development projects is not demonstrated until the required marketing authorizations are issued, which also corresponds to the time at which virtually all of the development costs have been incurred.

Note 2.3.2 :Patents

Costs associated with filing patents, and incurred by the Company before those patents are secured, are recognized in expenses, consistent with the approach used for research and development costs.

Note 2.3.3 :Software

The costs of acquiring software licenses are recorded in assets, based on the costs incurred to acquire and use the software concerned.

Software is amortized on a straight-line basis over its estimated useful life, which is generally three years.

The software amortization charge is recognized in the “Research and development expenses” or “General and administrative expenses” category depending on the use of the software.

Note 2.3.4 :Other intangible assets

The acquisition costs of other intangible assets are recorded in assets when they can be measured reliably.

Other intangible assets are recognized as in progress up until the date when they satisfy the conditions to be used.

Note 2.4 :Property, plant and equipment

Property, plant and equipment are recognized at acquisition cost. Costs arising from major renovation and improvement work are capitalized. Costs arising from repairs, maintenance and other renovation work are expensed as they are incurred.

Assets not yet put into service are recognized as assets in progress and are not depreciated. Once they have been put into service, property, plant and equipment are depreciated on a straight-line basis over their estimated useful lives.

 Exhibit 99.1

The following useful lives are applicable:

The property, plant and equipment amortization charge is recognized in the “Research and development expenses” or “General and administrative expenses” category depending on the use of the assets held.

Note 2.4.1 :Finance leases

Leased property that meets the conditions to be classified as a finance lease is capitalized at the purchase value as at the date of the lease. Each lease payment is broken down between the payable (capital amortization) and the financial cost so as to determine a constant interest rate on the remaining amounts due. The present value of lease payments is reported as finance leases liabilities. The part of the lease payment corresponding to the interest is reported under expense over the duration of the finance lease. Property, plant and equipment acquired under a finance lease is amortized over the duration of use. Lease payments due in more than one year's time are reported as Debts related to finance leases - non-current; those due in under one year are reported as Debts related to finance leases - current.

Note 2.5 :Financial assets

Financial assets include security deposits, other receivables and cash held under a liquidities contract.

Financial assets and liabilities are measured and recognized in accordance with IAS 39 “Financial Instruments": Recognition and Measurement”.

Loans and receivables:

This category includes loans as well as deposits and guarantees recognized under non-current financial assets.

These are recognized initially at fair value and subsequently at amortized cost, calculated using the effective interest method. Short-term receivables with no stated interest rate are measured at the original invoice amount except where the application of an implied interest rate has a material effect. The effective interest rate matches the expected future cash inflows to the current net book value of the asset in order to determine its amortized cost.

Loans and receivables are monitored for objective indications of impairment. A financial asset is impaired when an impairment test establishes that its carrying amount is higher than its estimated recoverable amount. The resulting impairment loss is recognized in the statement of operations.

In accordance with the IAS 32 “Financial instruments”, treasury shares held under a liquidity contract are deducted from equity and the losses and profits realized on the sale of a part of the shares are offset in the statement of operations.

Note 2.6 :Recoverable value of non-current assets

Impairment testing takes place on tangible and intangible assets with a finite useful life if doubt is cast on the recoverability of their book value by an internal or external index.

 Exhibit 99.1

Impairment tests are carried out at the close of the financial year on non-amortized assets (irrespective of whether there is an indication of an impairment loss). An impairment test involves comparing the asset's net carrying amount tested with its recoverable value. The test was carried out at cash-generating unit (“CGU”) level, which is the smallest asset group and includes assets whose continued use generates cash inflows largely independent of those generated by other assets or asset groups. The concept of a CGU was assessed at the level of the Company taken as a whole.

Impairment is recognized up to the excess of the book value over the asset's recoverable value. The asset's recoverable value is the higher of the fair value less costs to sell and the value in use.

The fair value less exit costs is the amount which can be obtained from the sale of an asset via a transaction conducted under normal competitive conditions between well-informed, consenting parties, less exit costs.

The value in use is determined each year in accordance with IAS 36 “Impairment of Assets”: it is the discounted value of the estimated future cash flows expected from the continued use of an asset and of its exit at the end of its useful life. The value in use is determined using cash flows estimated on the basis of five-year plans or budgets, with flows being further extrapolated by applying a constant or declining growth rate, and updated using the long-term market rates after tax which reflect market estimates of the time value of money and the risks specific to the assets. The residual value is determined using discounting to infinity from the last cash flows of the test (see Note 3).

Note 2.7 :Cash, cash equivalents and other financial assets

Cash and cash equivalents consist of immediately available cash and short-term available-for-sale securities. Cash equivalents are held for the purpose of covering short-term liquidity requirements rather than for investment or other purposes. They can be readily converted to known amounts of cash and are not exposed to any material risk of impairment.

They are measured at fair value, and any changes in value are recorded in financial income and expense.

For the purposes of the statement of cash flows, net cash includes cash and cash equivalents as defined above.

Note 2.8 :Capital

Classification under shareholders’ equity depends on the specific analysis of the features of each instrument issued. On the basis of this analysis, it was possible to classify shares as equity instruments.

Additional costs directly attributable to share issues or options are recognized in equity as deductions against the proceeds of those issues. Moreover, in the absence of clarification on IAS 32 “Financial Instruments – Presentation”, the Company has chosen to recognize these costs by deducting them from shareholders’ equity prior to the operation if a year-end takes place between the date the services were rendered and the transaction when the planned transaction is considered highly likely. If the transaction does not subsequently take place, these costs would be recorded under charges for the following financial year.

Note 2.9 :Share-based payments

The Company has implemented several share-based payment plans in the form of share subscription options, share warrants (BSA) or free share awards to its employees, executive officers, members of the board of directors and members of the scientific advisory board (SAB).

In accordance with IFRS 2, the cost of equity-settled transactions is expensed with an increase in equity over the vesting period of the equity instruments in question.

The fair value of share warrants granted to employees is determined using Monte Carlo or Black Scholes simulation techniques, as described in Note 16.

These models require the Company to use certain calculation assumptions which can differ for each plan, such as the expected volatility of the share, the price of the share used, the risk-free rate, the turnover rate, the non-transferability discount and the acquisition assumption for these plans if applicable.

 Exhibit 99.1

Note 2.10 :Measurement and recognition of financial liabilities

Note 2.10.1 :Financial liabilities at amortized cost

Borrowings and other financial liabilities are measured initially at fair value and subsequently at amortized cost, calculated using the effective interest method.

Transaction costs directly attributable to the acquisition or issue of a financial liability are deducted from the value of said liability. These costs are then amortized over the life of the liability, using the effective interest method. The effective interest rate matches the expected future cash payments to the current net book value of the liability in order to determine its amortized cost.

Note 2.10.2 :Liabilities at fair value through the statement of operations

Liabilities at fair value through profit and loss are measured at fair value each reporting period.

Note 2.10.3 :Fair value

The fair value of financial instruments traded on an active market, such as available-for-sale securities, is based on their market price at the reporting date. The market prices used for financial assets held by the Company are the market bid prices at the valuation date.

In line with the amendments to IFRS 7 “Financial instruments: disclosures”, the financial instruments are presented according to three categories based on a hierarchization of the methods used to determine the fair value:

•	level 1: fair value determined based on the prices quoted on the asset markets for identical assets or liabilities;
•	level 2: fair value determined based on the observable data for the asset or liability concerned, either directly or indirectly;
•

level 3: fair value determined using measurement techniques based wholly or partially on non-observable data; an unobservable parameter is one whose value is derived from assumptions or correlations based neither on transaction prices observable on the markets for the same instrument on the valuation date, nor on observable market data available on the same date.

The nominal amount of current receivables and payables, less any impairment losses, is presumed to approximate the fair value of those items.

Note 2.11 :Provisions

Note 2.11.1 :Provisions for risks and charges

Provisions for risks and charges correspond to financial commitments arising from various risks and legal proceedings, of an uncertain maturity and amount, which the Company may face in the course of its business.

A provision is recognized where the Company has a legal or constructive obligation to a third party resulting from a past event where it is probable or certain that payment to said third party will arise from the obligation (with no equal or greater payment expected to be received from said third party), and where future payments can be reliably estimated.

The amount recognized as a provision is management's best estimate of the amount of the expense needed to settle the liability, discounted at the reporting date as applicable.

Note 2.11.2 :Retirement benefits

The Company's employees are entitled to statutory French retirement benefits:

•	a lump sum paid by the Company upon their retirement (defined benefit scheme);
•	a pension paid by the social security authorities and funded by employer and employee contributions (national defined contribution scheme).

 Exhibit 99.1

The cost of retirement benefits in a defined benefit scheme is estimated using the projected unit credit method pursuant to revised IAS 19 “Employee Benefits”.

Under this method, the cost is recorded in the statement of operations in such a way as to spread it evenly over the employee's career at the Company. Past-service costs, however, are recognized immediately in expenses (increase in benefits allocated) or in income (decrease in benefits allocated) as soon as a new scheme is implemented or an existing one is modified. Actuarial gains or losses are recognized immediately and in full under equity in items of other comprehensive income.

Retirement obligations are measured at the present value of estimated future payments, using the market rate based on long-term investment grade corporate bonds with a duration equal to the estimated length of the scheme.

The Company's payments under defined contribution schemes are recorded as expenses in the statement of operations for the period to which they relate.

More details on retirement obligations can be found in Note 11.

Note 2.12 :Revenue and other income

Note 2.12.1 :Revenue

Revenue which the Company is likely to generate can come from the signature of strategic partnerships and include various components, such as amounts payable upon entering into the agreement; amounts payable upon reaching certain predefined development, sales and production targets, as well as one-off payments to fund research and development costs; and royalties on future product sales.

Amounts payable upon signature of the contracts which are non-refundable are recognized over the estimated duration of the Company's involvement in future developments of the object of the contract.

The amounts which are payable upon reaching certain predefined development, sales and production targets, are the amounts received by partners when certain scientific, regulatory or sales milestones are reached. The Company recognizes this revenue when the milestone has passed and there is no risk of repaying these amounts.

License revenues are gradually recorded over the whole period of the agreement.

Note 2.12.2 :Other income

Other income is recognized in accordance with IAS 20 “Accounting for Government Grants and Disclosure of Government Assistance” as follows:

Grants:

Since its creation, and on account of its innovative nature, the Company has received grants and aid from French national and local government aimed at funding its operations or specific recruitment drives.

Grants are recognized where there is a reasonable assurance that:

•	the Company will meet the conditions of the grant; and
•	the conditions of their receipt have been met.

Grants are recognized under other income (see Note 13) as the associated expenses are committed and independently of the receipts, in line with the principle of linking expenses to income.

Grants receivable either as compensation for expense or losses already incurred, or as immediate financial aid with no related future costs, are recognized in income in the year in which they become receivable.

Research tax credit (RTC):

The French government awards RTC to companies to encourage them to conduct technical and scientific research. Companies that can demonstrate expenditure meeting the required criteria are eligible for a tax credit that can be offset against corporate income tax in respect of the year in which the expenditure is

 Exhibit 99.1

incurred and the following three years, or refunded where applicable (i.e. where it exceeds the amount of corporate income tax payable). Since the Company has not paid any corporate income tax since its formation, every year it receives payment of the RTC relating to the previous year from the French Treasury.

These amounts are recognized in other income for the year in which the corresponding expenses are incurred.

Note 2.13 :Research and development contracts

Note 2.13.1 :Services contracts

Service contracts are recognized as they progress according to management's best estimate. Expenses can be estimated according to the period over which a service is provided or according to certain objective criteria, such as the number of patients recruited or the number of visits completed.

Any amounts payable upon the attainment of certain targets representing technical success milestones for the service provider are recorded as expenses when the milestone is reached.

Note 2.13.2 :Research and development agreements

Research agreements are recognized as they progress according to management's best estimates based on the information provided by external partners corroborated by internal analyses.

Development agreements can include various components, such as the amounts payable upon signature and amounts payable when certain growth targets are reached. When the concept of continued service can be determined, development agreements are recognized as they progress according to management's best estimates based on the contractual information provided by external partners corroborated by internal analyses.

Otherwise, the non-refundable amounts payable upon signature of the contracts are recorded immediately under expense and the amounts payable upon attainment of certain targets representing scientific or regulatory milestones are recorded under expenses once the milestone has been reached.

Note 2.14 :Lease agreements

Finance leases within the meaning of IAS 17 “Leases” are recorded under “Other property, plant and equipment under finance leases” upon signature, in exchange for a financial payable. Each year, amortization is allocated to the statement of operations, and the lease payments paid are allocated to financial expenses at the rate stated in the contract to offset the financial payable on the statement of financial position (see Note 2.4.1 for more details).

Lease agreements where a significant portion of the risks and benefits is retained by the lessor are classified as operating leases. Net of any incentive, payments under an operating lease are recognized in expenses in the statement of operations on a straight-line basis over the duration of the lease.

Note 2.15 :Income tax

The Company is subject to corporate income tax in France in connection with its activities.

Deferred taxes are recognized using the comprehensive asset and liability method, for all timing differences arising from the difference between the tax base and accounting base of assets and liabilities shown in the financial statements. The Company’s main timing differences relate to tax loss carryforwards. Deferred taxes are calculated based on the tax rates enacted in law at the reporting date.

Deferred tax assets mainly corresponding to tax loss carryforwards are recognized only to the extent that it is probable that future taxable profits will be available. The Company must use its judgment to determine the probability that future taxable profits will be available.

Note 2.16 :Segment information

The Company considers that it operates in a single segment: the conduct of research and development for pharmaceutical products with a view to future commercialization.

 Exhibit 99.1

The whole of the Company's research and development activity is located in France. All the Company's tangible assets are located in France. The main operational decision-makers measure the Company's performance in terms of the cash burn rate of its activities. This is why the Company's management believes it is not appropriate to break its internal reports down into separate business segments.

Note 2.17 :Items of other comprehensive income / (loss)

Any components of income and expense for the period that are recognized directly in equity are posted under items of other comprehensive income (loss). This item, for the period presented, includes the impacts of changes in actuarial assumptions for provisions for retirement indemnities.

Note 3 :	Intangible assets

Changes to intangible assets break down as follows:

On December 2, 2015, the Company and Trizell concluded an agreement terminating their collaboration, development, option and license agreement on Ovasave. Under this agreement the Company recovered all Trizell's rights over Ovasave in return for paying amounts which could reach €15 million, €6 million of which is fixed and €9 million of which is conditional on the future revenues generated by Ovasave. In 2015, the acquisition costs for these rights, for which the amount and maturity can be fixed definitely, were recognized as an asset, i.e. €6 million. These acquisition costs were discounted in accordance with IAS 38. The 10-year French Government bond rate (taux OAT) as at December 31, 2015 of 0.995% was used as the discount rate. The repurchase of these rights after discounting therefore totals €5.9 million. This intangible asset is recognized as in progress insofar as it has not yet satisfied the conditions for being put into service as of December 31, 2017.

The annual impairment test was performed on this asset on December 31, 2017, and found no impairment loss.

Sensitivity analysis

Among the assumptions used in the discounted cash-flow – DCF model, three have a particular impact on the valuation of the asset:

•	the discount rate, set at 12.5%;
•	the likelihood of success of the next clinical efficacy study, at 31.7%; and
•	market share peak on the target market, at 50%.

Sensitivity tests have been carried out by varying each of these assumptions individually and collectively as follows:

•	for the discount rate: +5%;
•	for the likelihood of success of the next clinical efficacy study: -5%; and
•	for market share peak: -25%.

These tests show that the deterioration presented above of each assumption individually or of all the assumptions together does not result in an impairment of this asset at December 31, 2017.

 Exhibit 99.1

During 2017, the Company entered into a global exclusive license agreement with the CRTI, a research unit affiliated to both Inserm and to the Nantes University, relating to two patent families covering a new type of regulatory T lymphocyte (Treg) carrying the CD8 marker. The acquisition cost of these rights, whose amount and maturity can be estimated with certainty, was recognized in assets at €25 thousand. This intangible asset is recognized as in progress insofar as it has not satisfied the conditions for being put into service as of December 31, 2017.

Note 4 :	Property, plant and equipment

Changes to property, plant and equipment break down as follows:

The main investments in 2017 were:

•	purchase of laboratory equipment for manufacturing process development programs; most of these investments were in the form of finance leases (see Note 10.1);
•

renovations of premises, underway at December 31, 2017, with the dual aim of grouping the two existing sites into the head office premises, and the creation of level 2 laboratories for in vivo developments of the CAR-Treg platform.

The decrease in property, plant and equipment and amortizations are mainly the result of the sale and scrapping of laboratory and computer equipment which had not been used and had been largely depreciated.

Note 5 :	Financial assets

Non-current financial assets include the main following items:

•	security deposits for €90 thousand, mainly corresponding to commercial leases;
•

other long-term receivables for €159 thousand, corresponding to the guarantee deductions in 2017 relating to the pre-financing of the Company's 2016 RTC (see Note 6). The guarantee deductions are made up of the following:

 Exhibit 99.1

o

an individual part to cover the individual risk inherent to the Company's debt, which is returned once one of the following events takes place, whichever happens first: (i) payment of the RTC by the French government, (ii) the end of the tax inspection on said credit, potentially after any adjustments are allocated, or (iii) the end of the taxation limitation period for the credit concerned (December 31 of the third year after the year in which the RTC declaration was made); and

o	a collective part to cover the collective risk of the receivables recorded in the portfolio of the pre-financing fund, returnable upon closure of the pre-financing fund.
•

The cash balance of the liquidities contract in place with Kepler Cheuvreux since August 2016, is €24 thousand. In the first half of 2017, the Company made an additional contribution of €100 thousand to the liquidity contract. Under this liquidity contract, 99,318 treasury shares were recognized as a reduction in shareholders' equity at December 31, 2017.

Note 6 :	Other current assets

Other current assets break down as follows:

•	Other receivables

Since 2016, the Company has been assigning its RTC to Predirec Innovation 2020, a mutual securitization fund. In exchange, the Company benefits, subject to it meeting prior contractual conditions, from pre-financing lines for its RTC.

At December 31, 2017, the 2017 RTC assigned appears under other receivables for €1.9 million. It was partially pre-financed in the amount of €1.4 million (see Note 10.4).

•	Prepaid expenses

Prepaid expenses are mostly operating expenses. Of particular note is €142 thousand related to research and development subcontracting agreements.

 Exhibit 99.1

Note 7 :	Financial instruments recorded on the statement of financial position and their impact on net profit/(loss)

Accounting standards relating to financial instruments have been applied to the following items:

(1)	The fair value level of the instruments is presented in Note 7.1.

Note 7.1 :Measurement of fair value

Note 7.1.1 : Levels of fair value

(1)	Level 1: the fair value of the items at fair value through the statement of operations corresponds to the market value of these assets.
(2)	Level 2: the fair value of the items at fair value through the statement of operations corresponds to an average market value of these assets and liabilities.
(3)	Level 3: no assets or liabilities were measured at level 3 fair value.

Note 7.1.2 :Transfers between levels of fair value

There were no transfers between fair value measurement levels in 2017.

Note 8 :	Cash and cash equivalents

"Cash and cash equivalents" consist of immediately available cash and short-term available-for-sale securities.

These deposits satisfy the cash and cash equivalents classification criteria described in Note 2.7.

Cash and cash equivalents break down as follows:

Note 9 :	Capital

Note 9.1 :Issued capital

At December 31, 2017, the share capital was €4,362,661.40. It is divided into 21,813,307 shares, subscribed and fully paid up, with a par value of €0.20.

This number does not include instruments convertible to Company equity which have not yet been exercised or acquired, as applicable.

 Exhibit 99.1

The change in share capital over the period breaks down as follows:

The board of directors, at its meeting of January 20, 2017 decided on a capital increase with shareholders' preferential subscription rights, by issuance of 5,549,300 new shares with warrants attached (ABSA) at a unit price of €2.00 including the issue premium. This capital increase in the nominal amount of €1,109,860.00 (€11,098,860.00 including issue premiums) was executed on February 24, 2017, the day of settlement and delivery of the new shares.

The board of directors, at its meeting of May 17, 2017 noted the vesting of 114,206 shares allocated free of charge to the Company's personnel on May 2, 2016. The board of directors approved on May 2, 2017 the allocation of 120,372 new shares, a capital increase of €24,074.40 in par value, in view of the calculation adjustment determined by the board of directors on February 21, 2017 as a result of the capital increase with preferential subscription rights of February 2017.

During 2017, 5,644 BSA warrants issued as a result of the capital increase with preferential subscription rights of February 2017 were exercised, resulting in a total of 4,233 new shares being issued, for a total nominal amount of €846.60.

During 2017, 33 convertible notes issued as a result of the optional equity financing line arranged with Yorkville were converted, resulting in the issue of 2,266,150 new shares for an overall nominal amount of €453,230.00.

Note 9.2 :Treasury shares

Pursuant to the liquidities contract with Kepler Cheuvreux in place since August 2016, the Company held 99,318 treasury shares at December 31, 2017. These treasury shares were recognized as a reduction in shareholders' equity in the financial statements established pursuant to IFRS standards, for a total amount of €276 thousand at December 31, 2017.

Note 9.3 :Securities convertible to equity

At December 31, 2017, securities convertible to Company equity are as follows:

 Exhibit 99.1

Note 9.3.1 :Stock option subscription plans

(1)

All 2014 T1 Options are exercisable for a ten-year period, starting from their allocation by the board of directors. Should the beneficiary leave the Company he or she has, from the time he or she ceases to be an eligible beneficiary, six months to exercise the Options that would be exercisable at the date of leaving, after which the Options are void.

(2)

The 2014 T2 and the 2015 Options are exercisable by a third at the end of each year from their allocation by the board of directors, provided that the beneficiary is still an employee and/or corporate officer of the Company or one of its affiliates. Should the beneficiary leave the Company he or she has, from the time he or she ceases to be an eligible beneficiary, six months to exercise the Options that would be exercisable at the date of leaving, after which the Options are void.

(3)

The SB 2015 Options can be exercised by a third at the end of each year from their allocation by the board and are subject to performance conditions, the fulfillment of which will be established by the board of directors, provided that Stéphane Boissel remains a corporate officer of the Company or one of its affiliates. Should he leave the Company, Stéphane Boissel has, from the time he ceases to be an eligible beneficiary, six months to exercise the SB 2015 Options that would be exercisable at the date of leaving, after which the Options are void.

(4)

Notwithstanding the above, in case of a change of control of the Company, all Options will immediately become exercisable by the beneficiary before the completion of such change of control, and the board of directors will have the choice of deciding that any Option not exercised before the completion of such change of control will automatically be void.

(5)

This number takes into account, where applicable, the par value adjustment decided by the board of directors on February 21, 2017 in connection with the capital increase of February 2017, for the protection of the interests of holders of warrants, stock options and free shares.

 Exhibit 99.1

Note 9.3.2 :Warrants (“BSA”)

At December 31, 2017, the BSA share warrant plans allocated to the Company's employees and corporate officers and members of its Scientific Advisory Board (SAB) break down as follows:

(1)

In case of a change of control of the Company, all warrants allocated to any beneficiary will immediately become exercisable by such beneficiary before the completion of such change of control, and the board of directors will have the choice of deciding that any warrant not exercised before the completion of such change of control will automatically be void.

(2)	The BSA 03-14 warrants allocated to François Meyer were canceled following his formal waiver of his right to exercise them on August 15, 2017, due to the allocation of BSA 07-17 warrants.
(3)

The BSA 05-14 warrants allocated to Marie-Yvonne Landel-Meunier can be exercised by a third at the end of each year from their allocation by the board of directors, subject to the beneficiary's continuous presence on the board of directors over the vesting period.

(4)

The BSA 03-15 warrants allocated to David Horn Solomon can be exercised by a third at the end of each year from their allocation by the board of directors, subject to the beneficiary's continuous presence on the board of directors over the vesting period.

(5)

The BSA 03-15 warrants allocated to François Meyer can be exercised by a third at the end of each year from their allocation by the board of directors, provided he is Chairman of the board of directors on the exercise date.

(6)

The BSA 05-16 warrants have been allocated to the Scientific Advisory Board (SAB) members. The BSA 05-16 warrants may be exercised in full, provided that, on the date of exercise, the beneficiary meets one of the following criteria: (i) is a member or observer of the board of directors of the Company or of one of its subsidiaries, or (ii) is bound by a services or consultancy contract to the Company or to one of its subsidiaries, or (iii) is a member of one of the board's committees.

(7)

The BSA 09-16 warrants have been allocated to a member of the Company's Scientific Advisory Board (SAB). The BSA 09-16 warrants may be exercised in full, provided that, on the date of exercise, the beneficiary meets one of the following criteria: (i) is a member or observer of the board of directors of the Company or of one of its subsidiaries, or (ii) is bound by a services or consultancy contract to the Company or to one of its subsidiaries, or (iii) is a member of one of the board's committees.

(8)

The BSA 09-16 warrants allocated to François Meyer are exercisable on the following schedule: 100,000 BSA warrants on the first anniversary of their allocation, 50,000 BSA warrants on the second anniversary of their allocation, and 50,000 BSA warrants on the third anniversary of their allocation. The exercise of these BSA warrants is fully subject to performance conditions, the meeting of which is to be decided by the board of directors, and provided that, on the exercise date, the beneficiary meets one of the following criteria: (i) is a member or observer of the board of directors of the Company or of one of its subsidiaries, or (ii) is bound by a services or consultancy contract to the Company or to one of its subsidiaries, or (iii) is a member of one of the board's committees.

 Exhibit 99.1

(9)

The board of directors on March 8, 2017 allocated 50,000 BSA warrants. 10,000 were allocated to one of the Company's clinical boards, 20,000 to Marie-Yvonne Landel-Meunier and 20,000 to David Horn Solomon. The BSA 03-17 warrants may be exercised by third parties at the end of each year following their assignment by the board of directors, provided that, on the exercise date, the beneficiary meets one of the following criteria: (i) is a member or observer of the board of directors of the Company or of one of its subsidiaries, or (ii) is bound by a services or consultancy contract to the Company or to one of its subsidiaries, or (iii) is a member of one of the board's committees.

(10)

The board of directors on July 20, 2017 allocated 274,040 BSA warrants to François Meyer, on the condition precedent that he waives all rights and shares under BSA 03-14 warrants granted to him. Having noted that the condition precedent had been met, the BSA 07-17 warrants were fully subscribed by François Meyer. The BSA 07-17 warrants may be exercised according to the following schedule: 137,020 BSA warrants immediately, and 137,020 as of January 1, 2019. All of the BSA warrants may be exercised provided that, on the exercise date, the beneficiary meets one of the following criteria: (i) is a member or observer of the board of directors of the Company or of one of its subsidiaries, or (ii) is bound by a services or consultancy contract to the Company or to one of its subsidiaries, or (iii) is a member of one of the Board's committees. The exercise of the second half of the BSA warrants is dependent on performance conditions being met, as decided by the board of directors.

(11)

This number takes into account, where applicable, the par value adjustment decided by the board of directors on February 21, 2017 in connection with the capital increase of February 2017, for the protection of the interests of holders of warrants, stock options and free shares.

Note 9.3.3 :Free shares (AGA)

(1)

The 2016 AGA employees are acquired by a third at the end of each year from their allocation by the board of directors, provided that the acquisition is subject to a condition of presence, and, for some employees, to performance conditions, linked to the realization of annual objectives by the beneficiary, as determined by the board of directors.

(2)

The 2016 AGA management are acquired by a third at the end of each year from their allocation by the board of directors, provided that the acquisition is subject to a condition of presence, and to performance conditions, linked to the realization of annual objectives by the beneficiary (i.e. financing, progress on research and development programs, signature of strategic partnerships), as determined by the board of directors.

(3)

The first third of the allocated free shares is subject to a one-year holding period from the date of acquisition, i.e. until May 2, 2018. No holding period was set for the two other thirds, subject to the provisions applicable in case of a change of control as described in (5) below.

(4)

Following the recognition of the performance conditions set out in its management contract, the board of directors of March 8, 2017 has granted Stéphane Boissel with 80,000 free shares 2017 AGA, the acquisition of which will be definitive, subject to a presence condition, at the expiration of a period of one year from their allocation by the board of directors.

 Exhibit 99.1

The same board of directors granted 57,000 2017 AGA to employees, of which 30,000 will be vested at the end of a period of one year from their allocation and 27,000 will be acquired by a third at the end of each year following their allocation, it being specified that the acquisition is subject to a presence condition.

(5)

In the event of a change in the Company's control, all AGAs allocated to a beneficiary will be immediately vested at one of these times, whichever happens the latest: (i) the 1st anniversary of the date of award (the attendance condition is then removed and the vesting period, plus a holding period which ends on the 2nd anniversary of the date of award and (ii) the date of the change in control (this date marks the end of the vesting period), potentially extended by a holding period which runs until the 2nd anniversary of the date of award.

(6)

This number takes into account, where applicable, the par value adjustment decided by the board of directors on February 21, 2017 in connection with the capital increase of February 24, 2017, for the protection of the interests of holders of warrants, stock options and free shares.

Note 9.3.4 :Other dilutive instruments

Note 9.3.4.1 :PACEO® optional equity line financing

On December 22, 2015 the Company announced that it had entered into an optional equity financing line (“PACEO®”) with Société Générale involving the issuance of up to 1,150,000 new shares over the 24 months following the subscription date of the warrants, using the delegation of authority granted to the board of directors under the 15th resolution of the combined general shareholders' meeting held on May 26, 2015.

On January 25, 2016 the Company obtained the AMF's visa on the prospectus required to set up the optional equity financing line (PACEO®) with Société Générale signed on December 22, 2015. On January 27, 2016, Société Générale therefore subscribed for 1,150,000 share warrants for an overall price of €115.

At December 31, 2017, none of this equity financing line had been drawn down; 1,150,000 share warrants thus remain outstanding.

Note 9.3.4.2 :Warrants giving access to notes convertible into shares with share subscription warrants attached (Warrants or OCABSA)

The Company set up a reserved issue of 200 warrants giving access to notes convertible into shares with share subscription warrants attached (Warrants or OCABSA) to an investment fund managed by the US management company Yorkville Advisors Global LP (Yorkville), which fully subscribed them. These warrants, exercisable until August 3, 2019, require their bearer at the Company's request and provided that certain conditions are met, to subscribe for up to 200 notes convertible into shares (OCA), each with a par value of €100,000, for an overall nominal value of €20 million, to which up to €10 million may be added in the event that all of the attached share subscription warrants (BSA) are exercised. A prospectus regarding this operation was made available to the public and was approved by the AMF on July 27, 2016 (approval number 16-356).

In 2016, 50 Warrants were exercised on the request of the Company which then issued 50 OCA to Yorkville for a total nominal amount of €5 million, from which 686,350 BSA warrants were detached, which, if fully exercised, would generate an additional equity contribution of €2.5 million for the Company.

At December 31, 2017, the 50 OCA had been converted into shares and no BSA warrants had been exercised by Yorkville. The Company is under no obligation to draw on this line.

On October 25, 2017, the Company also signed an amendment to the initial contract of June 17, 2016, modifying some conditions attached to the 150 Warrants not yet exercised, with a view to reducing any cost to the Company as well as the dilutive impact on its shareholders.

 Exhibit 99.1

Note 9.3.4.2.1 :Notes convertible into shares (OCA)

At December 31, 2017, the features of the convertible notes (OCA) issued by the Company were as follows:

(1)

The OCA may be converted into new ordinary Company shares at the request of the bearer, at any time from their issue and for a period of 14 months as of this date (inclusive) or if the notes convertible into shares are not exercised on their maturity date, according to the conversion rate determined using the formula below:

N = Vn / P, where:

a.	“N” is the number of ordinary new TxCell S.A. shares to be issued upon conversion of an OCA;
b.	“Vn” is the note which the OCA represents (par value of an OCA);
c.

“P” is 93% of the lowest volume-weighted average daily price of TxCell S.A. shares (as published by Bloomberg) over the ten (10) trading days immediately prior to the date a notice of conversion for the OCA concerned is sent. Trading days on which the holder of the note convertible into shares sold TxCell S.A. shares shall not be included. However, P cannot be less than the par value of a TxCell S.A. share, i.e. €0.20 on the date of the discount.

(2)

Notes convertible into shares do not carry interest. However, in the event of default, each OCA in force shall bear interest equal to 15% per annum (redeemed in cash as of the occurrence of the default until the date (i) the default is remedied or (ii) the note convertible into shares is redeemed or converted).

 Exhibit 99.1

Note 9.3.4.2.2 :	Share subscription warrants (BSA)

At December 31, 2017, the features of the BSA warrants detached from the OCA issued were as follows:

(1)	BSA OCA 08–16 and BSA OCA 11-16 are fully exercisable.
(2)

This number takes into account the par value adjustment decided by the board of directors on February 21, 2017 in connection with the capital increase of February 2017, for the protection of the interests of holders of warrants, stock options and free shares.

Note 10.3.4.3. Other share warrants

In connection with the capital increase of February 2017, 5,549,300 listed BSA warrants were detached from the new shares issued. At any time up to February 26, 2018 (included), 4 warrants will entitle holders to subscribe for 3 TxCell S.A.’s new shares at a subscription price of €2.60 per new share.

At December 31, 2017, 5,644 BSA warrants had been exercised, resulting in the issue of 4,233 shares, representing a subscription for a total of €11,005.80 including the issue premium. 5,543,656 listed BSA warrants remained in circulation at December 31, 2017.

 Exhibit 99.1

Note 10 :	Loans and financial payables

The table below shows the breakdown of financial payables by type and by maturity:

Changes in loans and financial payables broke down as follows:

Note 10.1 :Finance leases

Finance leases entered into by the Company are for laboratory equipment. These contracts are for a period of 5 years.

Note 10.2 :Zero-interest innovation loan

In 2014, the Company obtained a zero-interest innovation loan (Prêt à Taux Zéro innovation - PTZI) from Bpifrance Financement in the gross amount of €1.7 million. This sum was paid within the scope of the Phase IIb clinical trial for Ovasave, which started in December 2014. The zero-interest innovation loan is repayable over a period of eight years, with a deferred repayment of three years. The contract provides for several scenarios of early repayment, mainly relating to curtailment or suspension of the financed project without prior information from Bpifrance Financement or the occurrence of a major legal or financial event which has a significant impact on the Company's operations. The Company has notified Bpifrance Financement of the stoppage of the Phase Ilb Ovasave clinical study. As at the reporting date, the Company was not aware of any early repayment request. In 2017, the Company repaid €170 thousand in accordance with the contractual repayment schedule.

In accordance with Note 2.10, the repayment flows for the zero-interest innovation loan are discounted on the closing date. The 10-year French Government bond rate (taux OAT) at December 31, 2014 of

 Exhibit 99.1

0.837% was used to discount these flows. The discounting proceeds are processed as a grant within the meaning of IAS 20 and linearized over the duration of the project to which the loan is attached. The impact of the accretion expense of the debt is recognized as a financial expense.

Note 10.3 :Note issue

In 2016, the Company issued 50 notes convertible into shares (OCA) to Yorkville (see Note 9.3.4.2) for a total nominal amount of €5 million. Through December 31, 2017, the 50 OCA were converted by Yorkville.

OCA do not bear interest: as such they are either converted or, failing this, reimbursed upon maturity at their par value. However, in the event of default, each OCA in force shall bear interest equal to 15% per annum (redeemed in cash as of the occurrence of the default until the date (i) the default is remedied or (ii) the OCA is redeemed or converted).

In accordance with IAS 32, OCA are financial instruments measured at fair value through the statement of operations.

At the time of issue, OCA are recognized at nominal (par) value. They are subscribed at 98% of par. The remaining 2% is recognized under other financial expenses.

At each conversion, the difference between the carrying amount of the OCA and their fair value, calculated using the average volume-weighted TxCell S.A. share price for the last ten trading days prior to the conversion, is recognized under other financial expenses.

OCA not converted at year-end are revalued at fair value through the statement of equity under other financial expenses, using the average volume-weighted TxCell S.A. share price for the last ten trading days prior to year-end. This is a level 2 measurement (see Note 7.1).

During the 2017 financial year, financial expenses relating to OCA of €262 thousand were reported.

Share subscription warrants (BSA) are recognized as zero, as the fair value of these instruments cannot be reliably measured given the very many criteria to be taken into account and their uncertainty.

Note 10.4 : Pre-financing of the RTC

During the 2017 financial year, the Company secured partial pre-financing for its 2017 RTC in the amount of €1.4 million.

Note 11 :	Provisions

At December 31, 2017, provisions for expenses were solely for retirement benefits of €4 thousand, compared to €7 thousand at January 1, 2017. By applying the IAS 19 standard, the negative impact on income is €2 thousand for 2017. The actuarial differences relating to the variation in the discount rates and other assumptions are recognized as items of other comprehensive income (see Note 2.12.2), constituting income of €5 thousand at December 31, 2017. The assumptions used to calculate retirement indemnities for the Company's employees, defined in the collective bargaining agreement for the pharmaceutical industry, are as follows:

 Exhibit 99.1

Note 12 :	Trade payables and other current liabilities

Note 12.1 :Trade payables and related accounts

No discounting has been applied to this item, since none of the amounts in question were more than a year old at the end of each reporting period.

Note 12.2 :Other current liabilities

Social security payables mainly include social security, retirement and pension expenses, as well as provisions for paid leave and bonuses.

Deferred income corresponds to the advance measurement of grants for collaborative research projects.

Capital expenditures suppliers mainly covers the purchase of Trizell's rights to Ovasave of which the initial €6 million cost was subject to a first payment of €2 million upon signature of the termination agreement on December 2, 2015. The €4 million balance was contractually payable on the issue of invoices due on December 2, 2017 for €2 million and December 2, 2018 for the remaining €2 million. As the invoice from Trizell maturing on December 2, 2017 was only received by the Company in 2018, this payment could only be paid in the first quarter of 2018.

 Exhibit 99.1

Note 13 :	Revenue and other income

The Company did not generate any business revenue in 2017.

Other income mainly comprises:

•	grants in the amount of €183 thousand;
•	the 2017 RTC of €1,945 thousand
Note 14 :	Staff costs

Average headcount was as follows:

The expenses relating to share-based payments are described in Note 16.

Note 15 :	Breakdown of expenses by function

Note 15.1 :Research and development

Research and development expenses for 2017 mainly come from:

•	programs to develop manufacturing processes, improve the ASTrIA process and develop a ENTrIA process;
•	the ENTrIA CAR-Treg research programs, conducted internally or under research and development agreements, to generate preclinical proof-of-concept data.

 Exhibit 99.1

Research and development expenses break down as follows:

The rent, scientific fees and other expenses item breaks down as follows:

Note 15.2 :General and administrative expenses

General and administrative expenses are presented as follows:

The rent, fees and other expenses item breaks down as follows:

Note 16 :	Share-based payments

The Company allocated share warrants (BSA), share subscription options (Options) and free shares (AGA) to employees, executive officers, members of the board of directors and members of the Scientific Advisory Board (SAB).

The measurement methods used to determine the fair value of plans for instruments convertible to Company equity since 2014 are as follows:

 Exhibit 99.1

•	the share price on the allocation date is equal to the strike price;
•	the risk free rate is determined from the average lifespan of the instruments, based on the borrowing rates of the GRFN index;
•

volatility was determined on the basis of a sample of listed companies in the biotechnology sector, both at the date on which the instruments are subscribed and over a period equivalent to the life of the options;

•

the price discount linked to the non-transferability of the share subscription options compared to equivalent options without transfer restrictions has been calculated using the “forward price” model at the estimated borrowing rate;

•	the Black Scholes model was used to measure the fair value of the plans for instruments convertible to Company equity.

The parameters used to estimate and value the share subscription options are outlined below:

The parameters used to estimate and value the share warrant plans are outlined below:

(1)	This price corresponds to the weighted average price on the actual subscription date by each beneficiary.

 Exhibit 99.1

The parameters used to estimate and value the new free share allocation plans are as follows:

(1)

For the first third of the AGA, the closing price used is the one on the date of the allocation, i.e. €5.49. For the second and final thirds of the AGA, the closing price used is the one prevailing at December 31, 2016, i.e. €3.42.

(2)	No non-transferability discount was applied to the AGAs; the value of the free share after discount is thus identical to the value of the free share.

The annual charges recognized are shown below:

Pursuant to IFRS 2, the expenses recognized take into account the adjustment of expenses on options which were not vested on the beneficiaries' departure date.

 Exhibit 99.1

Note 17 :	Financial income and expenses

Income from cash and cash equivalents corresponds to accrued interest and short-term gains on investment securities.

Financial interest corresponds to interest on credit lines to pre-finance the RTC in place since August 2016.

"Other financial expenses" amounted to €316 thousand and corresponded to:

•	€14 thousand in accretion of finance flows linked to the zero-interest innovation loan (see Note 10);
•	€38 thousand in accretion of the trade payable assets (see Note 12.2); and
•	€262 thousand from the fair value recognition through profit and loss of the note issues (see Note 10.3).
Note 18 :	Tax charge

Based on current legislation, as at December 31, 2017 the Company has tax losses amounting to €95.3 million which can be carried forward indefinitely.

In France, losses can be carried forward against future profits with no time limit, but the amount that can be offset against profit in the financial year is capped at €1 million plus 50% of the taxable income exceeding €1 million in that financial year.

Net deferred tax assets from timing differences have not been recognized because they are not probable, in accordance with the principles described in Note 2.15.

Note 19 :	Commitments

Note 19.1 :Obligations arising from operating leases

On December 22, 2015, the Company signed an amendment to renew the commercial lease expiring on June 30, 2016, for an annual rent of €147 thousand (the initial index-linked rent, which is now indexed annually to the quarterly service businesses index). This commercial lease is granted for a term of nine

 Exhibit 99.1

consecutive years, with the possibility of giving notice to quit every three years as well as, exceptionally, at the end of each of the first two years of the renewed lease.

Future rent and charges as at December 31, 2017 break down as follows:

•	due in less than one year: €148 thousand;
•	due in between one and five years: €74 thousand.

The Company entered into a lease which is exempt from the commercial leases regime with Genbiotech SAS, which took effect on February 1, 2016. The lease was entered into for a duration of two years (from February 1, 2016 to January 31, 2018), with an annual rent of €209 thousand before tax the first year and €198 thousand before tax the second year. This lease will not be renewed when it expires.

Future rent and charges as at December 31, 2017 break down as follows:

•	due in less than one year: €17 thousand;
•	due in between one and five years: €0 thousand.

The rents recognized under expenses during the year ended December 31, 2017 amount to €347 thousand for these two rental agreements.

Note 19.2 :Obligations under the termination agreement with Trizell

On December 2, 2015, the Company and Trizell entered into an agreement terminating their collaboration, development, option and license agreement on Ovasave, signed on December 12, 2013 and modified by an amendment dated March 30, 2015. Under this agreement, the Company recovers all of Trizell's rights over Ovasave in return for paying amounts which could reach €15 million including:

•

a set €6 million for which the Company paid €2 million upon signature of the termination agreement on December 2, 2015. The €4 million balance was contractually payable on the issue of an invoice due on December 2, 2017 for €2 million and December 2, 2018 for the remaining €2 million. As the invoice from Trizell maturing on December 2, 2017 was only received by the Company in 2018, this payment could only be made in the first quarter of 2018;

•	a conditional €9 million on any future revenue generated by Ovasave, which will be recognized if the contractual conditions are met.

Note 19.3 :Obligations under the note-issue and equity line financing

Under the OCABSA issue contract of June 17, 2016, the Company made a contractual commitment not to draw on the PACEO® optional equity line financing for as long as all notes convertible into shares (OCA) already issued to Yorkville had not been converted or redeemed (see Note 9.3.4.1). However, at December 31, 2017, this commitment had no effect, as all of the convertible notes issued had been converted.

Note 19.4 :Obligations pursuant to intellectual property contracts

Note 19.4.1 :Obligations pursuant to contracts for the purchase of rights over licenses

Generally, contracts for the purchase of rights over licenses make the Company responsible for patent filing, examination and extension costs, as well as costs relating to their protection; they also make the Company accountable vis-a-vis the owner of the rights to lump sums and royalties as certain milestones are reached.

Note 19.4.2 :Obligations pursuant to contracts for options over licenses

Generally, contracts for options over licenses make the Company responsible for patent filing, examination and extension costs, as well as costs relating to their protection and may require payment

 Exhibit 99.1

of a lump sum in exchange for the option, will make the Company accountable vis-a-vis the owner of the rights to lump sums and royalties as certain milestones are reached.

Note 19.4.3 :Obligations resulting from joint ownership of intellectual property rights

Joint ownership agreements, which define the joint ownership rules and sub-licensing rules of certain intellectual property rights, generally make the Company responsible for patent filing, examination and extension costs, as well as costs relating to their protection and the payment of lump sums and royalties as certain milestones are reached as payment for the license granted by the co-owner on the rights which belong to it.

Note 20 :	Related party transactions

Note 20.1 :Compensation and directors’ attendance fees for executive corporate officers and members of the board of directors

The compensation presented below was granted to executive corporate officers and members of the board of directors:

Salaries and other short-term benefits break down as follows:

(1)	For the financial year. Variable compensation owed for one financial year is paid in the next financial year.
(2)	During the financial year.
(3)

The board of directors' meeting held on September 6, 2013 set François Meyer's gross annual compensation at €60 thousand, covering his functions as Chairman of the Board, as well as his general management support function. The board of directors' meeting held on February 10, 2015 revalued and revised the apportionment of François Meyer's compensation to make a distinction between his compensation as Chairman of the board of directors (€60 thousand gross per year) and the compensation for his specific mission (€24 thousand gross per year) effective February 1, 2015. At its meeting of September 21, 2016, the board of directors reviewed the specific assistance mission to general management for François Meyer, and decided to entrust to him the specific role of Head of Research

 Exhibit 99.1

which involves managing the Company's entire research division and its programs. For this task, the fixed compensation paid to François Meyer was increased, with effect from August 1, 2016, to €80 thousand gross per year, along with variable annual compensation of 30% of said specific compensation according to the attainment of corporate targets set yearly by the board of directors. The board of directors, at its meeting of March 8, 2017, on the recommendation of the Nomination and Compensation Committee as regards the expertise and investments necessary, reviewed the annual fixed compensation paid to François Meyer specifically in respect of his role as "Head of Research" to €200 thousand gross as of January 1, 2017; 70% of the attached variable compensation of 30% would ultimately be dependent on Company targets being met, and the remaining 30% would be dependent on François Meyer meeting his own personal targets, as set each year by the board of directors.

(4)

At its meeting of March 8, 2017, the board of directors, on the proposal of the nomination and compensation committee, decided to set the variable compensation to be paid to François Meyer at €10.3 thousand for the 2016 financial year in consideration of the attainment of corporate and individual targets. At December 31, 2017, the variable compensation to be paid to François Meyer was an estimate based on management assumptions, and amounted to €54 thousand.

(5)

On March 12, 2018, the Board of Directors, on the recommendation of the nomination and compensation committee, decided to grant François Meyer an exceptional bonus of €27 thousand gross, in light of the scientific progress made. by the Company under its leadership in 2017. This remuneration was approved by the ordinary and extraordinary shareholders’ meeting of April 26, 2018.

(6)

The Company entered into a management agreement with Stéphane Boissel following his appointment as the Company's CEO by the board of directors of April 27, 2015, with a view to determining the main terms and conditions of his duty as CEO. The signature of this management contract was authorized by the board of directors at its meeting held on April 27, 2015. As consideration for his duties, Stéphane Boissel will receive (i) a yearly fixed compensation of €275 thousand, (ii) variable compensation that may not exceed 30% of the said fixed compensation, based on the achievement of objectives set annually by the Company's board of directors, and (iii) in-kind benefits consisting of the payment of business travel expenses, an unemployment insurance policy for executives, and supplementary social security, healthcare and retirement protection. After noting the attainment of the performance conditions provided for in his management agreement, the board of directors at its meeting of March 8, 2017 amended the gross annual fixed compensation paid to Stéphane Boissel to €300 thousand as of January 1, 2017.

(7)

The board of directors, at its meeting of March 8, 2017, on the proposal of the Nomination and Compensation Committee, set the variable compensation supplement to be paid to Stéphane Boissel in respect of 2015 at €66 thousand, in accordance with the management agreement amended by an amendment dated September 21, 2016, duly authorized by the board of directors on the same day, and his variable compensation for 2016 to €27 thousand. At December 31, 2017, the variable compensation to be paid to Stéphane Boissel was an estimate based on management assumptions, and amounted to €81 thousand.

(8)	Mr. Stéphane Boissel's benefits in kind are, pursuant to the management agreement entered into with the Company on April 27, 2015, the provision of a vehicle and of unemployment insurance.

 Exhibit 99.1

The possible allocation plans for deferred instruments convertible to equity, allocated over the financial year to the corporate officers break down as follows:

(1)	For the financial year. Variable compensation owed for one financial year is paid in the next financial year.
(2)	During the financial year.
(3)

Share-based payments correspond to the possible costs of allocation plans for instruments convertible to Company equity allocated during the financial year to the corporate officers, following deduction of the non-transferability discount linked to the shareholders; agreement in place on the date of the award.

Directors' attendance fees break down as follows:

(1)	For the financial year. Compensation owed for one financial year is paid in the next financial year.
(2)	During the financial year.

 Exhibit 99.1

Note 20.2 :Miscellaneous

As at December 31, 2017, to the Company's knowledge, there was no management and/or financial link between its main suppliers and the members of its board of directors.

Note 21 :	Loss per share

The basic loss per share is calculated by dividing the net loss attributable to the Company's shareholders by the weighted average number of shares outstanding during the year.

Diluted loss per share is calculated by dividing the net loss attributable to the Company's shareholders by the following:

•	the weighted average number of shares outstanding during the financial year;
•	plus the number of shares that may result from the conversion of instruments giving deferred access to the share capital, as soon as such instruments have been issued.

Instruments ultimately convertible to equity (BSA warrants, Options and AGA) are considered to be anti-dilutive as they result in higher earnings per share. As a result, diluted and basic loss per share are identical.

* This average weighted number of shares includes shares issued as a result of exercising share warrants and stock option subscription plans, and assignments of free shares, from the time they are issued.

Note 22 :	Management of financial risks

The main risks to which the Company is exposed are liquidity risk, currency risk, interest rate risk and credit risk.

Cash and cash equivalents constitute the principal financial instruments of the Company. These instruments are used to finance the Company's activities. It is the Company's policy not to use financial instruments for speculative purposes. The Company does not use derivative financial instruments.

Note 22.1 :Liquidity risk

Cash flow forecasts are produced by the finance department. Management uses these forecasts, which are regularly updated, to monitor the Company’s cash requirements and ensure that there is sufficient liquidity available to cover its operating needs.

These forecasts take into account the Company’s funding plans. Any surplus cash held by the Company is invested in short-term investment securities that are sufficiently liquid to meet the flexibility requirements set forth in the above-mentioned forecasts (see Note 2.7).

Since its creation, the Company has financed its growth by strengthening its equity through successive capital increases, and by obtaining public grants for innovation and RTC payments.

The Company has never resorted to bank loans, but has received a zero-interest innovation loan from Bpifrance Financement. The Company has also set up a reserved issue of convertible notes with warrants (OCABSA) to Yorkville, Ltd (see Note 9.3.4.2). Notes convertible into shares (OCA) have a maturity of 14 months as of their issue. Once matured, non-converted OCA must be redeemed by the Company,

 Exhibit 99.1

as well as, at the request of the OCA bearer, in the event that the OCA terms are not adhered to or in the event of default.

At December 31, 2017, the Company had €4.9 million in cash, after partially pre-financing the 2017 RTC, in the amount of €1.4 million. It also secured a zero-interest innovation loan of €1.2 million, which was received in February 2018. Finally, the Company has a OCABSA finance program in place with Yorkville entered into in June 2016, which was amended in October 2017 providing it with monthly drawdowns at its discretion for a total gross amount of €15 million. The Company estimates, based on its growth plan, that it is not exposed to any short-term liquidity risk for the next 12 months following the reporting date.

Note 22.2 :Foreign exchange rate risk

As at December 31, 2017 the Company does not consider itself exposed to a foreign exchange rate risk as only a small part of its supplies are obtained outside the Eurozone and invoiced in foreign currency, mainly in American dollars, Canadian dollars, pounds Sterling, and Swiss francs.

In view of the insignificant amounts in currency positions, at this stage of the development of its business, the Company has not made any hedging arrangements to protect its business against fluctuations in exchange rates.

However, the Company cannot rule out the possibility that a significant increase in its business could leave it more exposed to currency risk. Should this occur, the Company would put in place an appropriate policy to hedge this risk. For the year ended December 31, 2017, the Company considers that a 10% variation in exchange rates in either direction would not have a material impact.

Note 22.3 :Credit risk

The Company manages its cash and cash equivalents in a conservative manner. Cash and cash equivalents are cash and current financial instruments held by the Company (exclusively short-term investment securities that can be moved immediately).

In addition, credit risk relating to cash, cash equivalents and short-term financial instruments is not significant in view of the quality of the co-contracting financial institutions.

Note 22.4 :Interest rate risk

The only interest rate risk exposure concerns investments of cash and cash equivalents. Given the current low rate of return on this type of investment, the Company believes that any 1% increase or decrease would have no material effect on its net income in light of the losses generated by its operating activities.

The Company has not used bank loans to finance its growth and has no variable-rate liabilities. Loans and borrowings contracted by the Company are as follows:

•

zero-interest innovation loan taken out on November 28, 2014 for €1.7 million with Bpifrance Financement. This loan bears no interest (see Note 10.2); At December 31, 2017, the balance of the Zero Interest Innovation Loan was €1.5 million, following the €170 thousand repayment in 2017;

•

Optional convertible-note line financing with Yorkville. During the 2016 financial year, the Company drew down 50 convertible notes in the amount of €5 million. Notes convertible into shares (OCA) do not generate interest (except in cases of default) and have a maturity of 14 months as of their issue date. At December 31, 2017, the 50 convertible notes had been converted by Yorkville.

Therefore, the Company does not believe that it is exposed to a major interest rate change risk.

Note 23 :	Events subsequent to the reporting period

The following events occurred after the closing date:

•	on January 26, 2018, the 1,150,000 stock option subscription warrants under the PACEO® optional equity line financing with Société Générale expired;

 Exhibit 99.1

•	on February 2, 2018, the Company received a zero-interest loan from Bpifrance in the gross amount of €1.2 million;
•

from January 1 to February 26, 2018, 14,678 BSA warrants issued as a result of the capital increase with preferential subscription rights of February 2017 had been exercised, resulting in the issue of a total of 11,008 new shares for a total nominal amount of €2,201.60 and a total issue premium of €26,418.48. On February 26, 2018, the 5,528,978 remaining listed BSA warrants from the issue as a result of the capital increase of February 2017 expired;

•

During the first half of 2018, 66 Warrants were exercised on the request of the Company, which then issued 66 OCA to Yorkville for a total nominal amount of €6.6 million, of which 550,000 BSA warrants were detached. As at June 30, 2018, 10 OCA have been converted and no share warrant has been exercised by Yorkville. It is specified that the Company has no draw obligation.

•

On May 17, 2018, the Company signed an amendment to the original agreement of June 17, 2016, amended on October 25, 2017, whereby the Company has the option, at any time and in its sole discretion, to redeem in cash up to 50% of notes not yet converted into shares upon the exercise of this call option, for a price equal to 110% of the nominal value of the said notes.

•

On July 23, 2018, the Company announced the acquisition by Sangamo, subject to the fulfillment of conditions precedent, of approximately 53% of the Company's capital, and the intention of Sangamo, if applicable, to file a simplified cash tender offer for the remaining outstanding common shares of the Company at the same unit price of €2.58, representing an enterprise value of approximately €72 million on a basis without cash and without debt..

•

On July 23, 2018, the Company also announced the renegotiation of its OCABSA financing program. Subject to the effective completion of Sangamo's proposed acquisition of a majority stake in the Company, the contract provides for (i) the repurchase by the Company of 50% of the 56 unconverted OCA for a total amount of €3,080,000 (i.e. 110% of their total nominal value of €2,800,000), (ii) Yorkville's conversion of the remaining 28 OCA into 1,866,666 new shares of the Company at a fixed unit price of €1.50, and (iii) ) the repurchase by the Company of the 84 Tranche Warrants and the 1,236,350 BSA warrants currently held by Yorkville for the lump sum of one euro, with a view to their cancellation. For more information, see the press release of July 23, 2018.

•

In order to cover for working capital expenses of the Company in the following months, Sangamo has granted a loan to the Company for €4.5 million pursuant to a loan agreement dated September 18, 2018. The loan has an annual interest rate of 2.5%, and is repayable after 6 months.

•	On October 1, 2018, Sangamo acquired a controlling block of TxCell S.A. of around 53%.
•

Sangamo Therapeutics, Inc. has confirmerd its intention to provide the necessary financial support to enable its subsidiary TxCell to continue its normal business over the next 12 months in compliance with the going-concern principle.

•	The board of directors of October 1, 2018 has noted:
o	The conversion of 28 notes by Yorkville, which resulted in the issuance of 1,866,666 new shares for a total nominal value of €373,333.20;
o	The early redemption of the 28 remaining notes for €3,080,000;
o	The cancellation of the 84 outstanding Tranche Warrants, and 1,236,350 share warrants purchased to Yorkville for the lump sum of 1 euro;
o	The exercise of 274,040 BSA 07-17, which resulted in the issuance of 274,040 new shares for a total nominal value of €54,808.00;
o

The vesting of 104,175 free shares granted to employees of the Company in 2016 and 5,002 free shares granted to employees of the Company in 2017, which resulted in the issuance of respectively 109,801 and 5,002 new shares, i.e. a capital increase of €22,960.20 euros in nominal value, factoring in the arithmetic correction set by the board at its meeting of February 21, 2017

 Exhibit 99.1

to take account of the capital increase with preferential subscription rights carried out in February 2017, for free shares granted in 2016;
o	The cancellation of the 2014 T1 Options, 2014 T2 Options, SB 2015 Options, 2015 Options, BSA 03-15, BSA 05-14, BSA 05-16 and BSA 0916, following their renunciation by their respective holders.